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                      June 7, 2021

       Thomas Striepe
       Chief Financial Officer
       SANGUI BIOTECH INTERNATIONAL INC
       Bleichenbr  cke 9, 20354
       Hamburg, Germany

                                                        Re: SANGUI BIOTECH
INTERNATIONAL INC
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2020
                                                            Filed September 30,
2020
                                                            File No: 000-29233

       Dear Mr. Striepe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences